Exhibit 5.1

[Letterhead of GOODSILL ANDERSON QUINN & STIFEL]

July 30, 2021

Matson, Inc.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

Re:	Registration Statement on Form S-8:

AMENDED AND RESTATED MATSON, INC. 2016
INCENTIVE COMPENSATION PLAN

Ladies and Gentlemen:

We have acted as special counsel to Matson, Inc., a Hawaii corporation (the “Company”), in connection with the registration on Form S-8 (together with all exhibits thereto, the “Registration Statement”) being filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of 1,850,000 shares (the “Plan Shares”) of the Company’s Common Stock, no par value (the “Common Stock”), as authorized by stockholders of the Company on April 22, 2021, for issuance pursuant to the Amended and Restated Matson, Inc. 2016 Incentive Compensation Plan (the “Plan”).

This opinion is being furnished in accordance with requirements by Item 601(b)(5)(i) of Regulation S-K. As your special counsel in connection with the Registration Statement, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Plan; (ii) the Registration Statement, as filed with the Commission under the Act on the date hereof, and the prospectus pursuant thereto, which is not required to be filed as part of the Registration Statement; (iii) the Company’s Amended and Restated Articles of Incorporation filed August 9, 2012, as Exhibit 3.1 to its Quarterly Report on Form 10-Q, as further amended by the Articles of Amendment to Change Corporate Name filed October 26, 2012, as Exhibit 4.2 to its Registration Statement on Form S-8 (collectively, the “Charter”) in which terms, rights and provisions applicable to the Common Stock are described; (iv) the Amended and Restated Bylaws of the Company dated November 6, 2013 (“Bylaws”); (v) the Resolutions adopted by the Board of Directors of the Company at a duly noticed meeting of the Board on February 25, 2021 recommending that the Company’s shareholders adopt the Plan in accordance with its terms; (vi) the approval of Resolutions adopted by the shareholders of the Company in conjunction with the Annual Meeting of Shareholders on April 22, 2021 at which the shareholders authorized the adoption of the Plan and the issuance of Plan Shares in accordance with the terms of the Plan; and (vii) a Certificate of Good Standing

GOODSILL
Matson, Inc.
July 30, 2021
Page 2

issued by the Director of State of Hawaii Department of Commerce and Consumer Affairs on July 29, 2021.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records of the Company and such other agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials. The opinion set forth below is subject to the following further qualifications, assumptions and limitations that:

(a)All signatures are genuine;

(b)All natural persons have the requisite legal capacity and competency;

(c)All documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies are authentic;

(d)All information provided to us by the Company during the course of our investigations is accurate;

(e)There are no agreements or understanding between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan of the respective rights or obligations of the participants thereunder;

(f)All award agreements under which rights to acquire Plan Shares are granted will be made in accordance with the terms of the Plan and will be duly authorized, validly executed and delivered by the parties thereto; and

(g)The registrar and transfer agent for the Common Stock will duly register the issuance of Plan Shares by book entry or otherwise as provided in the Charter and Bylaws.

Based on the foregoing, we are of the opinion that:

GOODSILL
Matson, Inc.
July 30, 2021
Page 3

The Plan Shares have been duly authorized for issuance by all requisite corporate action on the part of the Company under the laws of the State of Hawaii, and when delivered in accordance with the terms of the Plan and the applicable award agreement, and when the Registration Statement has become effective under the Act, the Plan Shares will be duly authorized, validly issued, fully paid and non-assessable.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Hawaii and applicable federal laws and regulations. We do not express any opinion as to the effect of any other laws on the opinion stated herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Plan Shares.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

GOODSILL ANDERSON QUINN & STIFEL
A Limited Liability Law Partnership LLP
/s/ Goodsill Anderson Quinn & Stifel LLP